STOCK OPTION AGREEMENT
LEXARIA CORP.

THIS AGREEMENT is made this 7th day of July, 2009, between Lexaria Corp., a Nevada corporation (the “Corporation”) and  (the “Option Holder”).

1.

Grant of Option.  The Corporation hereby grants to the Option Holder an option to purchase shares of its common stock (the “Shares”) in the amounts and upon the terms set forth below.

Relationship to Corporation	No. of Shares Issuable Upon Exercise of Options(1)	Option Exercise Price	Date Options are First Exercisable	Expiration Date of Option (2)
		$0.20	July 8, 2009	July 20, 2011

(1)

The options were granted pursuant to the Corporation’s 2007 Equity Incentive Plan (the “Plan”).  To the extent applicable, the provisions of the Plan shall be deemed a part of this Agreement.

(2)

Expiration date is subject to the provisions of Section 4.

2.

Time of Exercise of Option.  Subject to the provisions of Section 4 regarding termination of the option, the options granted may be exercised at any time after the date(s) indicated in Section 1 of this Agreement and prior to the Expiration Date of the option.

3.

Method of Exercise.  The option shall be exercised by written notice directed to the Corporation, at the Corporation’s principal place of business, accompanied by check, cash, bank draft or money order payable to the Corporation in payment of the option price for the number of Shares specified.  The Corporation shall make prompt delivery of such Shares, provided that if any law or regulation requires the Corporation to take any action with respect to the Shares specified in such notice before the issuance thereof, then the date of delivery of such Shares shall be extended for the period necessary to take such action.

4.

Termination of Option.  Except as herein otherwise stated, the option, to the extent not previously exercised, shall terminate upon the first to occur of the following events:

(a)

any event provided by the Plan pursuant to which the option was granted (i.e. death, disability, etc.);

(b)

the expiration of the option as provided in Section 1;

(c)

if the Corporation terminates the Option Holder’s directorship or office with the Corporation for just cause, then the options granted to the Option Holder will expire on the earlier of:

(i)

the expiration of the option as provided in Section 1; and

(ii)

the date that is 30 days after the date of such termination,

provided that the Option Holder may only exercise those options that are exercisable on the date of such termination;

(d)

if the Option Holder voluntarily terminates his or her directorship or office with the Corporation, then the options granted to the Option Holder will expire on the earlier of:

(i)

the expiration of the option as provided in Section 1; and

(ii)

the date that is six months after the date of such termination; and

(e)

if the Option Holder ceases to be a director, officer or employee of the Corporation or any of its affiliates for any reason other than cause, then unless otherwise determined by the board of directors, on the recommendation of the board of directors of the Corporation, any option held by the Option Holder at the effective date there of shall become exercisable for a period of up to 12 months.

For the purpose of this Agreement, “just cause” means:

(i)

an act or acts of dishonesty on the part of the Option Holder resulting or intending to result directly or indirectly in gain or personal enrichment to which the Option Holder was not legally entitled, at the expense of the Corporation; or

(ii)

a material breach of the Option Holder’s duties or responsibilities as a consultant, employee, director or officer of the Corporation resulting in material injury to the Corporation, provided however, that such breach shall not include any act or omission believed by the Option Holder in good faith to have been in or not opposed to the best interests of the Corporation.

5.

Reclassification, Consolidation or Merger.  If the Company amalgamates or merges with or into another corporation, any Shares receivable on the exercise of an option shall be converted into the securities, property or cash which the Participant would have received upon such amalgamation or merger if the Participant had exercised his option immediately prior to the record date applicable to such amalgamation or merger, and the option price shall be adjusted appropriately by the board of directors and such adjustment shall be binding for all purposes of the Plan.

6.

Notice to Corporation of Certain Dispositions.  Any Option Holder disposing of Shares of common stock acquired on the exercise of an option granted pursuant to the Corporation’s Plan by sale or exchange either (a) within two years after the date of the grant of the option under which the Shares were acquired or (b) within one year after the acquisition of such Shares, shall notify the Corporation of such disposition and of the amount realized upon such disposition.

7.

Restricted Stock.  The Shares issuable upon the exercise of any option will be restricted securities as that term is defined in Rule 144 of the Securities and Exchange Commission unless such Shares are covered by an effective registration statement.

8.

Conflict.  In the event of a conflict between this Agreement and the applicable Plan, the terms and conditions of this Agreement shall govern.

9.

Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10.

Execution in Counterparts.  This Agreement may be executed by the parties hereto in as many counterparts as may be necessary, and each such agreement so executed shall be deemed to be an original and, provided that all of the parties have executed a counterpart, such counterparts together shall constitute a valid and binding agreement, and notwithstanding the date of execution shall be deemed to bear the date as set forth above.  Such executed copy may be transmitted by telecopied facsimile or other electronic method of transmission, and the reproduction of signatures by facsimile or other electronic method of transmission will be treated as binding as if originals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

LEXARIA CORP. per: CHRISTOPHER BUNKA, Chairman/CEO/President	OPTION HOLDER: